Exhibit 10.02

SILICON IMAGE, INC. (“COMPANY”)

SALES COMPENSATION PLAN FOR

SEAMUS MEAGHER, VICE PRESIDENT OF WORLDWIDE SALES

FOR FISCAL YEAR 2013

Compensation Plan Description

The purpose of the sales compensation plan for the VP of Worldwide Sales (“Compensation Plan”) is to retain, motivate and reward Mr. Meagher (“VP of WW Sales”) by paying him a cash bonus for fiscal year 2013 based on the achievement of a worldwide annual revenue goal for 2013 (the “2013 Revenue Goal”).

Under the terms of the Compensation Plan, no bonus is payable if the VP of WW Sales achieves less than seventy-five percent (75%) of the 2013 Revenue Goal. A cash bonus in the amount of $112,500 is payable to the VP of WW Sales if he achieves seventy-five percent (75%) of the 2013 Revenue Goal. For each additional percentage point achievement of the 2013 Revenue Goal in excess of seventy-five percent (75%) and up to one hundred percent (100%), an additional cash bonus of $1,500 is payable to the VP of WW Sales. For example, if 2013 revenue is eighty percent (80%) of the 2013 Revenue Goal, the VP of WW Sales would be entitled to receive bonus equal to $120,000, the sum of $112,500 plus $1,500 multiplied by five (5), and if 2013 revenue is one hundred percent (100%) of the 2013 Revenue Goal, the VP of WW Sales would be entitled to receive a bonus equal to $150,000, the sum of $112,500 plus $1,500 multiplied by twenty-five (25). This portion of the bonus formula is capped at 100% of achievement of the 2013 Revenue Goal.

Furthermore the VP of WW Sales would be entitled to an additional cash bonus in the amount of $10,000 for every $1,000,000 in revenue above one hundred percent (100%) of the 2013 Revenue Goal, up to one hundred two percent (102%) of the 2013 Revenue Goal. If 2013 revenue exceeds one hundred two percent (102%) of the 2013 Revenue Goal, any additional cash bonus payment will be at the discretion of Compensation Committee.

Lastly, the VP of WW Sales will be entitled to receive a cash bonus under the Compensation Plan in the amount of $50,000 if certain management objectives established for him by the Compensation Committee are met.

Plan Administrators

The Compensation Committee of the Board of Directors is responsible for reviewing and approving the Compensation Plan, including, without limitation, the terms and conditions, the plan structure and the goals.

The day-to-day administrative oversight of this Compensation Plan will be the responsibility of the Company’s Vice President of Human Resources, Chief Legal Officer, Chief Financial Officer and Chief Executive Officer (collectively, the “Plan Administrators”). The Plan Administrators shall have authority, in their sole discretion, to construe, interpret and to make recommendations to rules and procedures as they deem necessary or advisable for the proper administration of this Compensation Plan. All requests for appeal must be submitted in writing to the Plan Administrators. In the sole discretion of the Plan Administrators, they will review and make a decision on all requests for appeal within ten (10) business days from the receipt of a request for appeal, unless extended by the Plan Administrators, and the decision of the Plan Administrators shall be final and binding.

Changes to the Compensation Plan

The Company, subject to the approval of the Compensation Committee and acting through the Plan Administrators, reserves the right to suspend, modify, cancel or terminate the Compensation Plan, or any portion thereof, at any time, in its sole discretion.

At-will Employment Relationship

Nothing in this Compensation Plan should be construed to affect the “at-will” relationship between the Company and the VP of WW Sales. This Compensation Plan does not constitute an employment contract for a definite term and does not limit the right of the Company to terminate the VP of WW Sales at any time and for any reason, with or without cause or prior notice, or to administer any other form of discipline or take any other management action.

Termination of Employment

If the VP of WW Sales’ employment is terminated prior to December 31, 2013, or if he is not an active employee on the date of payment, he will not be entitled to any bonus, in whole or in part.

Earned Bonus

This is an annual Compensation Plan and the bonus is earned, if any, after the year end at the time of distribution, provided, the VP of WW Sales is an employee of the Company at the time of distribution and has achieved the requirements of the Compensation Plan.

Entire Agreement

This Compensation Plan constitutes the entire agreement between the Company and the VP of WW Sales relating to the subject matter hereof and supersedes all prior or contemporaneous representations, understandings and agreements, whether oral or written, relating to the subject matter hereof. This Compensation Plan will not be supplemented or modified by any representation, understanding or agreement, whether oral or written, except as expressly provided herein.

By signing below, I agree to the terms and conditions above.

/s/ Seamus Meagher	March 26, 2013
Name: Seamus Meagher	Date
Title: Vice President, Worldwide Sales